CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT dated as of January 29, 2007 (the “Agreement”), is entered into by and between AskMeNow, Inc. (the “Company”), a Delaware corporation and Dennis Bergquist (the “Consultant”).

RECITALS

WHEREAS, the Consultant has provided services to the Company during the past year;

WHEREAS, the Company wishes to retain the services of the Consultant and the Consultant desires to continue to render services to the Company; and

WHEREAS, the Company and the Consultant deem it to be in their respective best interests to enter into an agreement providing for the Company’s retainer of the Consultant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.   Consulting.

1.1  Term. The Company agrees to employ the Consultant and the Consultant agrees to accept such consulting, for a period of one year commencing as of the date of this Agreement or for such longer term as the Company and the Consultant may agree in writing, but subject to the termination provisions of Section 3 hereof (the “Term”).

1.2  Duties. During the Term, the Consultant shall perform the equivalent services as would be performed by a chief financial officer and such other duties and functions as are reasonably assigned to him by the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer of the Company (the “CEO”) that are consistent with the Consultant’s title, position and level of time commitment that he has agreed to devote to the Company. The Consultant shall adhere in all material respects to all of the Company’s policies and procedures applicable to someone holding his position, except to the extent such policies or procedures may conflict with the terms of this Agreement, in which case the provisions hereof shall control. Notwithstanding the foregoing, upon the completion of any subsequent financing by the Company for at least five million dollars, the Company has been authorized by the Board to enter into an employment agreement with the Consultant to become Chief Financial Officer and Executive Vice President of the Company on substantially similar terms to this Agreement.

1.3  Time Devoted to Consulting. Consultant agrees to devote such amount of time per month to his duties as shall be mutually agreed by him and the Company from time to time during the Term hereof. In determining the amount of time that Consultant shall devote to his duties hereunder, the parties shall take into account, among other things, the time that the Consultant is required to devote to his other professional commitments and endeavors. At all times that he is working on behalf of the Company hereunder, the Consultant agrees to use his good faith efforts to promote the success of the Company’s business and will cooperate with all reasonable requests of the Board in order to advance the best interests of the Company.

1.4  Location of Consulting. Consultant’s principal place of Consulting shall be at the Consultant’s personal residence at 2211 Fosgate Drive, Winter Park, FL 32789 or at another location that may be mutually agreed upon by the Consultant and the Company.

2.   Compensation and Related Matters.

2.1  Consulting Fee. As compensation for services rendered hereunder, the Company shall pay the Consultant an annual consulting fee of $175,000 (the “Annual Consulting Fee”), which amount shall be paid monthly in 12 equal installments of $14,583.33 beginning on February 1, 2007.

2.2  Additional Compensation. As additional consideration for the execution of this Agreement, the Consultant shall receive a one-time grant of non-qualified stock options for 1,000,000 shares of common stock of the Company (“Common Stock”) at an exercise price equal to $0.55 (the fair market value on the date of grant) per share (the “Options”). The Options shall be exercisable either for cash or on a cashless basis for a period of 10 years commencing as of the date hereof and shall be issued outside of any of the Company’s stock option plans (i.e., the 2006 Employee Stock Incentive Plan and the 2005 Management and Director Equity Incentive and Compensation Plan) and shall be governed in accordance with the terms of a non-qualified stock option agreement to be entered into between the Consultant and the Company simultaneously with the execution of this Agreement. Sixty (60%) percent of the Options, exercisable for 600,000 shares of Common Stock, shall vest immediately upon execution of this Agreement. The remaining forty (40%) percent of the Options, exercisable for 400,000 shares of Common Stock, shall vest at a rate of 25% every 90 days ending on January 29, 2008. Once vested, the Options will be exercisable by the Consultant in whole or in part at any time on and after the date hereof and through their expiration date. All Options that have not yet vested shall not be revocable or cancelable in connection with the termination of this Agreement by any party for any reason except if the Consultant is terminated for Cause (as defined in Section 3.1(c) below) or if the Consultant terminates his employment without Good Reason (as defined in Section 3.1(d) below) prior to the Term of this Agreement. In addition, the Company hereby grants to the Consultant “piggyback” registration rights with respect to all shares of Common Stock issuable upon exercise of the Options, such that the Consultant shall have the right to require the Company to include such shares in its next subsequent registration statement on Form S-8 under the Securities Act of 1933, as amended, which the Company files subject, however, to customary exceptions, indemnification provisions and other terms and conditions generally applicable to other holders of “piggyback” rights with respect to the Company’s Common Stock. The Company agrees to pay all costs and expenses associated with registering the Consultant’s shares.

2.3  Expense Reimbursement. The Consultant shall be entitled to reimbursement of reasonable and necessary business expenses incurred by him in the course of providing services to the Company, subject to appropriate documentation and in accordance with the budgets and guidelines established by the Company from time to time. Any travel required to be taken by the Consultant hereunder shall be in economy class.

2.4  Indemnification of Consultant. The Consultant shall be entitled to be indemnified by the Company, to the fullest extent permitted by applicable law and the organizational documents of the Company, against any losses, damages, liabilities, claims, actions, judgments, costs and expenses (including without limitation, attorneys’ fees and expenses) that may be incurred by him in the course of, or in connection with, the performance of his duties hereunder.

2.5  Relationship Between Parties. The Consultant is retained by the Company only for the purposes and to the extent set forth in this Agreement, and his relation to the Company shall, during the period or periods of his rendering services hereunder, be that of an independent contractor. Thus, the Consultant shall be at liberty to dispose of such portion of his time, energy, and skill during regular business hours that he is not obligated to devote to the Company pursuant to this Agreement, in such manner as he sees fit, subject to the terms of any restrictive covenant which binds the Consultant. The Consultant shall not be considered under the provision of this Agreement or otherwise as having an employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any benefits provided or offered to the Company’s regular employees, including but not necessarily limited to, any such plan, arrangement or distribution related to medical, health, dental, disability, life insurance, pension, stock bonus, profit sharing, or similar benefits.

3.   Termination of Consulting.

3.1  Termination. The Consultant’s consulting hereunder may be terminated prior to the end of the Term of this Agreement under the following circumstances:

(a)	Death. The Consultant’s consulting hereunder shall terminate upon his death.

(b)
Disability. If, as a result of the incapacity of the Consultant due to physical or mental illness, the Consultant shall have been wholly incapable of performing his duties with the Company for a continuous period of not less than four (4) months during any twelve (12) month period, his consulting may be terminated by the Company for “Disability” after delivering a written notice of termination (“Notice of Termination”) to the Consultant with respect thereto.

(c)
Cause. Termination by the Company of the consulting of the Consultant for “Cause” shall mean termination based upon the Consultant’s (i) willful breach or willful and gross neglect of his duties and responsibilities, (ii) criminal conviction of a felony or a crime of moral turpitude or a plea of nolo contendere to either of the foregoing, occurring on or after the execution of this Agreement, (iii) material breach of this Agreement (iv) acts of fraud, dishonesty, misappropriation or embezzlement, (v) violation of any material Legal Requirement (as defined in Section 7.2 below), (vi) willful breach of his duty of loyalty or fiduciary duties, or (vii) willful failure to comply with the Company’s reasonable orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices; provided, however, that in the case of any act or failure to act described in sub-sections (i), (iii), (v), (vi), or (vii) above, such act or failure to act shall not constitute Cause if, within ten (10) days after Notice of Termination (containing a description of the behavior allegedly constituting the “Cause”) is given to the Consultant by the Company, the Consultant has corrected such act or failure to act, to the reasonable satisfaction of the Board.

(d)
Good Reason. The Consultant may terminate his consulting during the Term of this Agreement for “Good Reason.” Good Reason shall mean the Company’s material breach of this Agreement, a material reduction in the Consultant’s duties or authority or a requirement that the Consultant relocate to an area outside of a radius of 50 miles of Winter Park, Florida, which breach shall not be cured by the Company within ten (10) days after Notice of Termination is given by the Consultant.

3.2  Date of Termination. “Date of Termination” shall mean (a) the expiration of the Term, (b) if the Consultant’s consulting is terminated due to his death, the date of his death, (c) if the Consultant’s consulting is terminated due to Consultant’s Disability, ten (10) days after Notice of Termination is given to the Consultant, and (d) if the Consultant’s consulting is otherwise terminated by the Company or by Consultant, the date upon which the for Cause or Good Reason event occurs or such other date set forth in the Notice of Termination. Nothing in this Section shall be deemed to diminish the Company’s right to cause the Consultant to cease performing his duties and responsibilities as a consultant of the Company at any time (“Termination Without Cause”), or to limit either party’s right to give a Notice of Termination at any time during the Term of this Agreement.

3.3  Notice of Termination. Any purported termination of the Consultant’s consulting by the Company or by the Consultant shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.4 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant’s consulting under the provision so indicated.

4.   Compensation Upon Termination.

4.1  Disability. In the event the Consultant’s consulting is terminated by reason of disability, the Consultant shall be compensated as follows: (a) all earned, but unpaid amounts of the Annual Consulting Fee to which the Consultant was entitled as of the Date of Termination through and including the last date of the month following the Consultant’s disability, and (b) all unreimbursed business expenses incurred through the Date of Termination, shall be paid in accordance with the terms of this Agreement to the Consultant. Thereafter, the Company shall have no further obligations to the Consultant under this Agreement.

4.2  Death. In the event the Consultant’s consulting is terminated by reason of his death, the Consultant’s beneficiary or estate shall be compensated as follows: (a) all earned, but unpaid amounts of the Annual Consulting Fee, to which the Consultant was entitled as of the Date of Termination through and including the last date of the month following the Consultant’s death, and (b) all unreimbursed business expenses incurred through the Date of Termination, shall be paid in accordance with the terms of this Agreement to the Consultant’s beneficiary, or, if no beneficiary has been designated by the Consultant in a written notice prior to his death, to the Consultant’s estate. Thereafter, the Company shall have no further obligations to the Consultant’s beneficiary or estate under this Agreement.

4.3  Cause; Termination by Consultant Without Good Reason. In the event the Consultant’s consulting is terminated by the Company for Cause or by the Consultant without Good Reason: (a) the Company shall pay the Consultant (i) all earned, but unpaid amounts of his Annual Consulting Fee, if any, to which the Consultant was entitled as of the Date of Termination, and (ii) all unreimbursed business expenses incurred through the Date of Termination, and (b) all unvested options granted under Section 2.2 above shall be terminated. The Company shall have no further obligations to the Consultant under this Agreement.

4.4  Without Cause; Termination by Consultant for Good Reason. In the event the Consultant’s consulting is terminated by the Company without Cause or by the Consultant for Good Reason, the Company shall pay the Consultant (a) all earned, but unpaid amounts of his Annual Consulting Fee, if any, to which the Consultant was entitled as of the Date of Termination, and (b) all unreimbursed business expenses incurred through the Date of Termination. In addition, the Company shall pay to the Consultant his Annual Consulting Fee for a 90 day period from the date of termination (without regard to the early termination thereof) in the same installments as theretofore paid and the Company shall have no further obligation to the Consultant under this Agreement. The amounts payable by the Company hereunder shall not be offset or reduced by any other income, gains, insurance payment or any other amount received by the Consultant from other consulting or any other source after the Date of Termination, it being understood that the Consultant has no duty to mitigate any damages or costs resulting from the termination of his consulting.

5.   Restrictive Covenants.

5.1  Confidential Information. The Consultant acknowledges that during his consulting with the Company, he shall be exposed to or given access to Confidential Information (as defined below in Section 7.1). The Consultant agrees, without limitation in time or until such information shall become public other than by the Consultant’s unauthorized disclosure (except as necessary or appropriate in connection with the performance by the Consultant of his duties on behalf of the Company) or as required by any Legal Requirement (as defined below in Section 7.2) or legal process, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information to the detriment of the Company and any of its subsidiaries, affiliates, successors or assigns, or for any other purpose or no purpose. Notwithstanding the foregoing, there shall be no prohibition against the Consultant using the general skill and knowledge which he has acquired as a consultant of the Company.

5.2  Ownership of Intellectual Property. The Consultant acknowledges and agrees that all work performed, and all ideas, concepts, materials, products, software, documentation, designs, architectures, specifications, flow charts, test data, programmer’s notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or other subject matter that (a) relate to the Company’s competitive business activities or actual or demonstrably anticipated development or contemplated expansion thereof in which the Consultant was actively involved, (b) result from any work performed by the Consultant, alone or with others, for the Company, (c) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, (d) are based upon the Confidential Information of the Company, whether in written, oral, electronic, photographic, optical or any other form (collectively, “Materials”) are the property of the Company and its successors or assigns, and all rights, title and interest therein shall vest in the Company and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his consulting or other relationship with the Company. To the extent that title to any Materials has not or may not, by operation of law, vest in the Company and its successors or assigns, or such Materials may not be considered works made for hire, the Consultant hereby irrevocably assigns all rights, title and interest therein to the Company and its successors or assigns. All Materials belong exclusively to the Company and its successors or assigns, with the Company and its successors or assigns having the right to obtain and to hold in its or their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Consultant hereby grants to the Company and its successors or assigns an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on his behalf as the Company and its successors or assigns may deem appropriate in order to perfect or enforce the rights defined in this Section. The Consultant further agrees to give the Company and its successors or assigns, or any person designated by the Company and its successors or assigns, at the Company’s or its successors’ or assigns’ expense, any assistance reasonably required to perfect or enforce the rights defined in this Section. The Consultant shall communicate and deliver to the Company and its successors or assigns promptly and fully all Materials conceived or developed by him (alone or jointly with others) during the period of his consulting or other relationship with the Company and its successors and assigns.

5.3  Covenant Not to Compete.

(a)
For a period commencing on the date hereof and continuing until three (3) years after the Date of Termination, the Consultant shall not in any city, town or county in any state of the United States where the Company or any of its subsidiaries, affiliates, successors or assigns engages in the Business (defined below) as of the date of such termination, directly or indirectly, do any of the following:

(i) engage in any business which is competitive with the business of the Company, currently in existence or as contemplated today (the “Business”), for the Consultant’s own account;

(ii)enter the employ of, or render any services to or for, any entity that is engaged in the Business other than a separate division of such entity that is not engaged in the Business; or

(iii)become interested in any entity engaged in the Business in any capacity, including as an individual, partner, member, shareholder, officer, director, principal, employee, agent, investor, trustee or consultant.

Notwithstanding the foregoing, the Consultant may own, directly or indirectly, solely as a passive investment, securities of any entity engaged in the Business if the Consultant is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, beneficially own 5.0% or more of any class of securities of such entity.

(b)
Noninterference. For a period commencing on the date hereof and continuing until one (1) year after the Date of Termination , the Consultant shall not, directly or indirectly, do any of the following: solicit, induce, or attempt to solicit or induce any person known by the Consultant to be a partner, principal, member, employee or consultant of the Company or its subsidiaries, affiliates, successors or assigns, to terminate his or her relationship with the Company or any of its subsidiaries, affiliates, successors or assigns.

(c)
Nonsolicitation. For a period commencing on the date hereof and continuing until one (1) year after the Date of Termination, the Consultant shall not directly or indirectly, solicit, induce, or attempt to solicit or induce any person or entity then known to be a customer, client, vendor, supplier, distributor or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns to terminate his, her or its relationship with the Company, or any of its subsidiaries, affiliates, successors or assigns for any purpose.

5.4  Return of Documents and Other Property. At the end of the Term or upon any earlier Date of Termination, the Consultant shall return to the Company all of its property, equipment, documents, records, lists, files and any and all other Company materials (including, without limitation, computerized or electronic information) that is in the Consultant’s possession as of the Date of Termination (the “Company Property”). The Company Property shall be delivered to the Company at its office in Irvine, California (or at such other location mutually agreed upon by the Company and the Consultant), at the Company’s expense, within five (5) business days after the Date of Termination. Unless otherwise agreed by the Company in writing, the Consultant shall not retain any of the Company Property.

5.5  Reasonableness of Restrictive Covenants. The Consultant agrees that, due to the uniqueness of his skills and abilities and the uniqueness of the Confidential Information that will be disclosed to him in the course of his consulting with the Company, the covenants set forth herein are reasonable and necessary for the protection of the Company. Nevertheless, if it shall be determined that such covenants are unenforceable in that they are too broad as to their scope or geographical coverage, then the parties hereby confer upon any appropriate court the power to limit such scope or geographical coverage such that they will be enforceable.

5.6  Irreparable Injury. The Consultant acknowledges that the covenants contained in this Section 5 and the Consultant’s services under this Agreement are of a special and unique character, which gives them a special value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the covenants contained in this Agreement will cause the Company irreparable injury. The Consultant therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to seek a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable remedy that prevents the Consultant from breaching this Agreement, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Consultant from any such violation or threatened violation.

6.   Arbitration.

6.1  Except as otherwise set forth in Section 5.6, any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Consultant’s consulting (“Arbitrable Dispute”) shall be submitted to arbitration in the State of California, before an experienced consulting arbitrator who is either licensed to practice law in California, or is a retired judge. The parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules or any successor rules. The arbitrator in any Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect. The prevailing party in any such arbitration shall be awarded his or its costs, expenses, and reasonable attorneys’ fees incurred in connection with the arbitration. The Consultant and the Company shall each be responsible for payment of one-half the amount of the arbitrator’s fee(s). The arbitrator’s decision and/or award will be fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.

7.   Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 7:

7.1  “Confidential Information” shall mean (i) any and all Trade Secrets (defined below), product specifications, compositions, designs, molds, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented, of the Company that is a Trade Secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. “Confidential Information” does not include (a) any information generally known or available to the public or industry participants other than through the Consultant’s disclosure thereof in breach of the terms of this Agreement, (b) information independently developed by the Consultant after the date hereof without reference to the Confidential Information previously disclosed by the Company to the Consultant, (c) information disclosed to the Consultant on a non-confidential basis from a source other than the Company, and (d) information that is required to be disclosed by any person or entity pursuant to any Legal Requirement or legal process.

7.2  “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

7.3  “Trade Secret” shall mean all technology, know-how, proprietary processes and formulas, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Company as licensee or licensor.

8.   Miscellaneous.

8.1  Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that (a) the duties of the Consultant hereunder are personal to the Consultant and may not be delegated or assigned by him, and (b) the Company may not assign its rights or obligations hereunder without the prior written consent of the Consultant.

8.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of laws principles thereof or of any other jurisdiction.

8.3  Waivers. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.4  Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier, as follows:

If to the Company, to:

AskMeNow, Inc.
26 Executive Park, Suite 250
Irvine, CA 92614
Attn: Darryl Cohen, CEO

and

Phillips Nizer LLP
666 Fifth Avenue
New York, New York 10103-0084
Attn: Elliot H. Lutzker, Esq.

If to the Consultant, to:

Dennis Bergquist
2211 Fosgate Drive
Winter Park, FL 32789

or to such other address as may be specified in a written notice personally delivered, faxed or mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, given by one party to the other party hereunder.

8.5  Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

8.6  Amendment; Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (without the consent of any other person) and no person, other than the Company, its successors and assigns and the Consultant, and his executors and heirs, shall have any rights under or interests in this Agreement or the subject matter hereof.

8.7  Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.8  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto relating to the subject matter hereof.

8.9  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

CONSULTANT:

/s/ Dennis Bergquist
Dennis Bergquist

ASKMENOW, INC.:

By: /s/ Darryl Cohen
Name: Darryl Cohen
Title: Chief Executive Officer